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                          [DUANE READE LETTERHEAD]




           For:                     Duane Reade Inc.
           Approved by:             William Tennant
                                    SVP - Chief Financial Officer
                                    (212) 273-5709

           Contact:                 Naomi Rosenfeld/Carolyn Capaccio
                                    Michele Loguidice
                                    Press: Stacy Berns/Lauren Gargano
                                    (212) 850-5600
                                    Morgen-Walke Associates, Inc.
FOR IMMEDIATE RELEASE
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          DUANE READE COMPLETES ACQUISITION OF ROCK BOTTOM STORES

        NEW YORK, NEW YORK, SEPTEMBER 15, 1998 - DUANE READE INC. (NYSE: DRD) announced today that it has completed its acquisition of the operating assets of Rock Bottom Stores, Inc., a leading drug retailer operating 38 stores primarily in the outerboroughs of New York City. As previously announced, the purchase price of the transaction was approximately $30 million dollars plus approximately $31 million in inventory. Rock Bottom's stores, located throughout Brooklyn, Queens, Staten Island, Nassau and Suffolk counties, generated approximately $225 million in sales during the fiscal year ended January 1998.

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area. As of June 27, 1998 the Company operated 84 full service stores.

        Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.


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                  The Number One Drug Chain in New York
Executive Offices: 440 9th Avenue, New York, N.Y. 10001, Telephone 212-273-5700
       Member of NACDS  o  National Association of Chain Drug Stores